Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the 2018 annual report on Form 10-K (the "Annual Report") of Brazos Valley Longhorn, L.L.C. of  our report, dated February  26, 2019, with respect to our audit of estimates of proved reserves and future net revenues as of December 31, 2018 for Brazos Valley Longhorn, L.L.C. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into such Annual Report.

Very truly yours,

/s/ W. Todd Brooker, P. E.
W. Todd Brooker, P. E.
President

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Austin, Texas
March 4, 2019